Exhibit 99(a)

BIG RIVER RESOURCES, LLC

CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2009 and 2008

CHRISTIANSON & ASSOCIATES, PLLP
Certified Public Accountants and Consultants
Willmar, Minnesota

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors
Big River Resources, LLC
West Burlington, Iowa

We have audited the accompanying consolidated balance sheets of Big River Resources, LLC (an Iowa limited liability company) as of December 31, 2009 and 2008 and the related consolidated statements of operations, members’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Big River Resources, LLC as of December 31, 2009 and 2008 and the results of its operations and its cash flows for the years ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Christianson & Associates, PLLP

Certified Public Accountants and Consultants

February 18, 2010

BIG RIVER RESOURCES, LLC
CONSOLIDATED BALANCE SHEETS
December 31, 2009 and 2008

ASSETS
	2009	2008

CURRENT ASSETS
Cash and cash equivalents	$40,271,218	$50,247,424
Receivables
Trade	24,881,446	7,950,981
Other	1,416,008	740,643
Inventories	29,271,292	16,860,159
Prepaid expenses	2,998,615	543,570
Derivative instruments	2,871,140	955,234

TOTAL CURRENT ASSETS	101,709,719	77,298,011

PROPERTY AND EQUIPMENT
Land and land improvements	31,916,240	11,843,686
Building structure	62,762,668	11,528,933
Grain equipment	30,901,632	18,830,022
Process equipment	273,491,957	99,510,783
Other equipment	6,221,051	1,389,133
Construction in progress	587,425	136,378,693

	405,880,973	279,481,250
Accumulated depreciation	(40,617,012)	(22,828,998)

	365,263,961	256,652,252

OTHER ASSETS
Investments	4,208,902	4,128,237
Other assets	200,000	—
Covenant not to compete, net of amortization	33,333	83,333
Financing costs, net of amortization	1,963,163	1,888,714

	6,405,398	6,100,284

TOTAL ASSETS	$473,379,078	$340,050,547

See notes to consolidated financial statements.

BIG RIVER RESOURCES, LLC
CONSOLIDATED BALANCE SHEETS
December 31, 2009 and 2008

LIABILITIES AND MEMBERS’ EQUITY
	2009	2008

CURRENT LIABILITIES
Payables
Trade	$8,539,833	$7,284,621
Grain	7,969,243	8,641,900
Construction	243,382	7,724,204
Accrued loss on firm purchase commitments	—	4,941,011
Accrued expenses	5,083,871	1,366,886
Current maturities of long-term debt	24,325,696	11,679,384

TOTAL CURRENT LIABILITIES	46,162,025	41,638,006

LONG-TERM DEBT, less current maturities	176,754,976	77,237,342

MEMBERS’ EQUITY	238,932,449	220,364,253
MINORITY INTEREST	11,529,628	810,946

	250,462,077	221,175,199

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$473,379,078	$340,050,547

See notes to consolidated financial statements.

BIG RIVER RESOURCES, LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
December 31, 2009 and 2008

	2009	2008

SALES	$448,145,300	$343,697,815

COST OF SALES	404,828,503	308,962,871

GROSS PROFIT	43,316,797	34,734,944

OPERATING EXPENSES
General and administrative	10,173,451	7,059,826
Long-lived asset impairment	—	5,778,081

INCOME FROM OPERATIONS	33,143,346	21,897,037

OTHER INCOME (EXPENSES)
Gain on sale of construction time slot	—	500,000
Interest income	109,158	965,799
Interest expense	(4,844,667)	(1,744,727)
Other income (expense)	536,314	(40,957)

	(4,199,195)	(319,885)

NET INCOME BEFORE MINORITY INTEREST	28,944,151	21,577,152

MINORITY INTEREST IN SUBSIDIARY’S (INCOME) LOSS	(3,718,682)	2,963,008

NET INCOME	$25,225,469	$24,540,160

See notes to consolidated financial statements.

BIG RIVER RESOURCES, LLC
CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY
December 31, 2009 and 2008

Balance - December 31, 2007	$200,482,209

Exercise of unit options, issuance of 67 membership units	335,000

Issuance of employee unit options	149,484

Distributions to members	(5,142,600)

Net income	24,540,160

Balance - December 31, 2008	220,364,253

Exercise of unit options, issuance of 84 membership units	355,013

Issuance of employee unit options	216,754

Distributions to members	(7,229,040)

Net income	25,225,469

Balance - December 31, 2009	$238,932,449

See notes to consolidated financial statements.

BIG RIVER RESOURCES, LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
December 31, 2009 and 2008

	2009	2008

OPERATING ACTIVITIES
Net income	$25,225,469	$24,540,160
Charges to net income not affecting cash
Depreciation and amortization	18,136,930	8,760,436
Long-lived asset impairment	—	5,778,081
Loss on firm purchase commitments	(4,941,011)	4,941,011
Compensation recognized from stock options	216,754	149,484
Loss (gain) on derivative instruments	6,307,451	(26,555,953)
Deferred income	—	(500,000)
Investment earnings	(80,665)	(1,360)
Minority interest in subsidiaries’ gain (loss)	3,718,682	(2,963,008)
(Increase) decrease in current assets
Receivables	(17,605,830)	(2,741,723)
Inventories	(10,887,207)	1,996,209
Net cash (paid) refunded on derivative instruments	(8,223,357)	25,915,907
Prepaid expenses	(2,455,045)	(63,991)
Increase (decrease) in current liabilities
Accounts payable	582,555	8,796,168
Accrued expenses	3,716,985	878,155
Distributions payable	—	(4,100,680)

NET CASH PROVIDED BY OPERATING ACTIVITIES	13,711,711	44,828,896

INVESTING ACTIVITIES
Payments for deposits	(200,000)	—
Purchase of property and equipment	(39,464,390)	(137,385,506)
Refund of investment	—	5,000,000

NET CASH USED IN INVESTING ACTIVITIES	(39,664,390)	(132,385,506)

FINANCING ACTIVITIES
Proceeds from long-term debt borrowings	42,466,580	95,401,005
Net payments on long-term revolving loan	(7,000,000)	—
Principal payments on long-term debt borrowings	(19,302,634)	(7,081,279)
Payment for financing costs	(313,446)	(1,296,798)
Member contributions	355,013	335,000
Minority investment	7,000,000	—
Distribution to member	(7,229,040)	(5,142,600)

NET CASH PROVIDED BY FINANCING ACTIVITIES	15,976,473	82,215,328

NET DECREASE IN CASH AND CASH EQUIVALENTS	(9,976,206)	(5,341,282)

CASH AND CASH EQUIVALENTS - beginning of year	50,247,424	55,588,706

CASH AND CASH EQUIVALENTS - end of year	$40,271,218	$50,247,424

See notes to consolidated financial statements.

BIG RIVER RESOURCES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008

NOTE A: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS - Big River Resources, LLC, its wholly-owned subsidiaries, Big River Resources West Burlington, LLC (West Burlington), Big River Resources Galva, LLC (Galva), Big River Resources Quincy, LLC (Quincy), its 50% joint venture Big River Resources Grinnell, LLC (Grinnell) and its 50.5% ownership in Big River United Energy, LLC, (collectively, the company) are limited liability companies.

West Burlington owns and operates an ethanol plant located in West Burlington, Iowa with an annual production nameplate capacity of 92 million gallons that produces ethanol, non-food grade corn oil and distiller grains for commercial sales throughout the United States. West Burlington operates a grain elevator near Monmouth, Illinois (Monmouth) which buys corn and soybeans from farmers as a reserve corn supply to the ethanol operation in West Burlington, Iowa and for soybean sales throughout the United States.

Galva owns and operates an ethanol plant located near Galva, Illinois with an annual nameplate capacity of 100 million gallons that produces ethanol, non-food grade corn oil and distiller grains for commercial sales throughout the United States. As of December 31, 2008, the company was in the development stage with its efforts being principally devoted to grain merchandising and construction activities related to the ethanol plant. Construction was completed and the ethanol plant became operational in May 2009.

Grinnell is a development stage company that was organized to construct an ethanol plant near Grinnell, Iowa with a planned annual nameplate capacity of 100 million. As of December 31, 2009, the company has no formal plans to develop the plant.

Quincy was a development stage company with no operations. In November 2008, the Board of Directors approved a resolution to dissolve Quincy and distributed the net assets to Big River Resources, LLC.

Big River United Energy, LLC was formed on August 1, 2009 to acquire and operate an ethanol plant located in Dyersville, Iowa with an annual production nameplate capacity of 100 million gallons of denatured ethanol. The company began production of ethanol and distiller grains for commercial sales throughout the United States on September 16, 2009.

In September 2009, the company executed a purchase agreement with RBF Acquisition III, LLC to purchase substantially all of the assets of the Dyersville, Iowa ethanol plant which was formerly owned by VeraSun Energy Corporation for a price of $96,000,000.

The following shows the allocations of the purchase consideration at the closing:

Inventories	$1,523,926
Property and equipment	94,476,074

Issuance of long-term debt	$96,000,000

BIG RIVER RESOURCES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008

NOTE A: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

PRINCIPALS OF CONSOLIDATION - The accompanying consolidated financial statements include the accounts of Big River Resources, LLC, and its subsidiaries. All significant intercompany account balances and transactions have been eliminated.

The company accounts for its investment in Grinnell on a consolidated basis because it is a variable interest entity and the company is its primary beneficiary.

FISCAL REPORTING PERIOD - The company has adopted a fiscal year ending December 31 for reporting financial operations.

USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period.

REVENUE RECOGNITION - Revenues from the production of ethanol, distillers grains, corn oil and grain merchandising are recorded at the time title to the goods and all risks of ownership transfers to customers. Ethanol, distillers grains and corn oil are generally shipped FOB shipping point. Shipping and handling charges to customers are included in revenues.

CASH AND CASH EQUIVALENTS - The company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

TRADE RECEIVABLES - The company has engaged the services of a national marketer to sell substantially all of its ethanol production and the majority of the distillers produced at Big River United Energy, LLC. The marketer handles nearly all sales functions including billing, logistics, and sales pricing. Once product is shipped, the marketer assumes the risk of payment from the consumer and handles all delinquent payment issues. In 2008, the company terminated its distiller grain marketing agreement at West Burlington and began marketing its own local truck distiller grains. The company generally bills weekly with payments due within 10 days of the invoice date, and considers accounts older than 120 days to be delinquent and would generally initiate collection procedures. If the collection procedures have not provided collection within one year of the invoice date, management generally will write off the account as a bad debt. Trade receivables are recorded net of anticipated uncollectible amounts. As of December 31, 2009 and 2008, there was no allowance for uncollectible amounts.

INVENTORIES - The ethanol, ethanol production in process, parts, chemicals and ingredients, and corn inventories are valued at the lower of cost (average cost method) or market. Soybeans and corn held at the elevator are recorded at net realizable value.

BIG RIVER RESOURCES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008

NOTE A: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

CONCENTRATIONS OF CREDIT RISK - The company extends credit to its customers in the ordinary course of business. The company performs periodic credit evaluations of its customers and generally does not require collateral. The company’s operations may vary with the volatility of the commodity and ethanol markets. The company’s cash balances are maintained in bank depositories and periodically exceed federally insured limits.

PROPERTY AND EQUIPMENT - Property and equipment are stated at the lower of cost or fair value. Significant additions and betterments are capitalized with expenditures for maintenance, repairs and minor renewals being charged to operations as incurred. Depreciation is computed using the straight-line method over the following estimated useful lives:

Land improvements	15–20 years
Building structure	10–20 years
Grain equipment	5–15 years
Process equipment	5–20 years
Other equipment	5–15 years

Construction in progress includes all expenditures directly related to the fermenters automated control system at the West Burlington plant, the distiller grains container loading system at the Galva plant and fermentation system at the Big River United Energy, LLC plant. These expenditures will be depreciated using the straight-line method over various estimated useful lives once the assets are placed into service.

The company reviews its property and equipment for impairment whenever events indicate that the carrying amount of the asset may not be recoverable. An impairment loss is recorded when the sum of the undiscounted future cash flows is less than the carrying amount of the asset. The amount of the loss is determined by comparing the fair market values of the asset to the carrying amount of the asset. At December 31, 2008, fair value of the land asset at Grinnell was estimated using the sales comparison, cost and market approaches which were included in an asset appraisal performed in 2008. The resulting long-lived asset impairment expense of $5,778,081 is included in loss from operations on the statement of operations at December 31, 2008.

DERIVATIVE INSTRUMENTS - The company recognizes its derivatives in the balance sheet and measures these instruments at fair value. In order for a derivative to qualify as a hedge, specific criteria must be met and appropriate documentation maintained. Gains and losses from derivatives that do not qualify as hedges, or are undesignated, must be recognized immediately in earnings. If the derivative does qualify as a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will be either offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings.

BIG RIVER RESOURCES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008

NOTE A: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

DERIVATIVE INSTRUMENTS (continued) - Additionally, the company evaluates its contracts to determine whether the contracts are derivatives. Certain contracts that literally meet the definition of a derivative may be exempted as “normal purchases or normal sales”. Normal purchases and normal sales are contracts that provide for the purchase or sale of something other than a financial instrument or derivative instrument that will be delivered in quantities expected to be used or sold over a reasonable period of time in the normal course of business.

Effective January 1, 2009, the company has elected to record its forward purchase and sales commitments at fair value as derivative instruments which the company believes to represent more accurate financial reporting. These contracts are marked to market as an asset or liability and a corresponding gain or loss is recognized for the change in market value.

FINANCING COSTS - Financing costs are recorded at cost and include expenditures directly related to securing debt financing. Amortization is computed using the straight-line method over the loans’ terms from six to eight years.

DEPOSITS - Deposits include monies deposited for a distilled spirits bond and is recorded at the scheduled recoverable value.

INVESTMENTS - Investments include stock in a lending cooperative bank and membership units in an ethanol plant located in Mitchell County, Iowa. The stock in a lending cooperative bank is recorded under the equity method which records the company’s share of the allocated earnings and distributions. The membership units in the ethanol plant are recorded at cost.

FAIR VALUE OF FINANCIAL INSTRUMENTS - Effective January 1, 2009, the company adopted, Fair Value Measurements Topic and Fair Value Option for Financial Assets and Financial Liabilities Topic of the FASB Accounting Codification, as they apply to its financial instruments. Fair Value Measurements defines fair value, outlines a framework for measuring fair value, and details the required disclosures about fair value measurements. Fair Value Option for Financial Assets and Financial Liabilities permits companies to irrevocably choose to measure certain financial instruments and other items at fair value. Fair Value Option for Financial Assets and Financial Liabilities also establishes presentation and disclosure requirements designed to facilitate comparison between entities that choose different measurement attributes for similar types of assets and liabilities.

BIG RIVER RESOURCES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008

NOTE A: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

FAIR VALUE OF FINANCIAL INSTRUMENTS (continued) - Under Fair Value Measurements, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in the principal or most advantageous market. Fair Value Measurements establishes a hierarchy in determining the fair value of an asset or liability. The fair value hierarchy has three levels of inputs, both observable and unobservable. Fair Value Measurements requires the utilization of the lowest possible level of input to determine fair value. Level 1 inputs include quoted market prices in an active market for identical assets or liabilities. Level 2 inputs are market data, other than Level 1, that are observable either directly or indirectly. Level 2 inputs include quoted market prices for similar assets or liabilities, quoted market prices in an inactive market, and other observable information that can be corroborated by market data. Level 3 inputs are unobservable and corroborated by little or no market data.

Except for those assets and liabilities which are required by authoritative accounting guidance to be recorded at fair value in its balance sheets, the company has elected not to record any other assets or liabilities at fair value, as permitted by Fair Value Option for Financial Assets and Financial Liabilities.

No events occurred during the year ended December 31, 2009 that would require adjustment to the recognized balances of assets or liabilities which are recorded at fair value on a nonrecurring basis. The carrying value of cash, accounts receivable, accounts payable and accrued expenses approximates fair value. It is not currently practicable to estimate the fair value of the debt financing. Because these agreements contain certain unique terms, covenants, and restrictions, as discussed in Note E, there are no readily determinable similar instruments on which to base an estimate of fair value. The company estimates that the fair value of all financial instruments at December 31, 2009 approximates their carrying values in the accompanying balance sheet.

COVENANT NOT TO COMPETE - The company established a non-compete agreement with the former owners of the elevator at the acquisition date. The agreement requires annual payments of $50,000 for 5 years in exchange for the former owners’ compliance with the agreement. The intangible asset is being amortized over the 5 year term of the agreement using the straight-line method.

INCOME TAXES - The company is organized as a limited liability company under state law and is treated as a partnership for income tax purposes. Under this type of organization, the company’s earnings pass through to the members and are taxed at the member level. The company is required to pay taxes to the State of Illinois.

STOCK-BASED COMPENSATION – The company accounts for stock-based payment transactions in which an enterprise receives employee services in exchange for equity instruments of the company using a fair value based method. The company uses the Black-Scholes-Merton (“BSM”) option-pricing model to determine the fair value of stock-based awards.

BIG RIVER RESOURCES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008

NOTE B: INVENTORIES

	2009	2008

Ethanol	$5,046,540	$1,549,548
Ethanol in process	4,837,774	1,718,150
Distiller grains	947,668	165,889
Corn	9,048,762	2,781,904
Corn Oil	43,176	31,694
Repair parts	1,901,817	1,377,200
Chemicals and ingredients	1,199,794	394,209
Corn and soybeans held at elevators	6,245,761	8,841,565

	$29,271,292	$16,860,159

NOTE C: DERIVATIVE INSTRUMENTS

The company enters into derivative transactions to hedge its exposure to commodity price fluctuations. The company does not enter into derivative transactions for trading or speculative purposes.

The company, as a holder of derivative instruments, is required to provide qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of gains and losses from derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements.

During 2009 and 2008, the company entered into corn, distillers grains, corn oil, natural gas, and ethanol derivative instruments. The company is required to record derivative financial instruments as either assets or liabilities at fair value in the statement of financial position. Derivatives qualify for treatment as hedges when there is a high correlation between the change in fair value of the derivative instrument and the related change in value of the underlying hedged item. Furthermore, the company must designate the hedging instruments based upon the exposure being hedged as a fair value hedge, a cash flow hedge, or a hedge against foreign currency exposure.

Commodity Contracts

The company hedges a portion of its future corn purchases and ethanol sales as well as its elevator corn and soybean purchases and sales to the extent considered necessary for minimizing risk from market price fluctuations. In connection with the execution of forward contracts at its ethanol plant and elevator operations, the company normally elects to create a hedging relationship by executing an exchange traded futures contract as an offsetting position. In this situation, the forward contract is valued at market price until delivery is made against the contract. The amounts recorded on the balance sheet represent the current fair market value of the instruments as determined by the broker with adjustments made by management for local basis.

BIG RIVER RESOURCES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008

NOTE C: DERIVATIVE INSTRUMENTS (continued)

These derivatives are not designated as hedges for accounting purposes. For derivative instruments that are not accounted for as hedges, or for the ineffective portions of qualifying hedges, the change in fair value is recorded through earnings in the period of change. Management expects all open positions outstanding as of December 31, 2009 to be realized within the next fiscal year.

The open derivative instruments as of December 31, 2009 are as follows:

Ethanol Plants

Forward purchase contracts
Corn	15,274,000	Bu

Forward sales contracts
Ethanol	13,354,000	Gal
Distillers grains	83,000	Ton
Corn Oil	1,798,000	Pounds

Positions on the Chicago Board of Trade
Corn (short)	7,985,000	Bu
Ethanol (short)	19,411,500	Gal

Grain Elevator

Forward purchase contracts
Corn	330,000	Bu
Soybeans	50,000	Bu

Forward sales contracts
Corn	550,000	Bu
Soybeans	30,000	Bu

Positions on the Chicago Board of Trade
Corn (short)	1,180,000	Bu
Soybeans (short)	190,000	Bu

The following tables provide details regarding the company’s derivative financial instruments at December 31, 2009, none of which are designated as hedging instruments:

BIG RIVER RESOURCES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008

NOTE C: DERIVATIVE INSTRUMENTS (continued)

	Balance Sheet location	Assets	Liabilities

Commodity contracts	Derivative instruments	$2,871,140	$—

	Statement of Operations location	Gain (loss) recognized for the year ended December 31, 2009

Commodity contracts	Cost of sales	$ (6,307,451)

NOTE D: FAIR VALUE MEASUREMENTS

The following table provides information on those assets measured at fair value on a recurring basis.

	Carrying Value in Balance Sheet at December 31, 2009	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)

Financial Assets
Derivative instruments	$2,871,140	$2,871,140	$—	$—

NOTE E: LONG-TERM DEBT

West Burlington
Construction and term loan, further terms detailed below.	$38,936,061	$50,500,000

Non-interest bearing note payable to Eastern Iowa Light and Power payable at $4,146 per month until January 2018 secured by letter of credit – Note L.	400,000	400,000

Non-interest bearing note payable to Eastern Iowa Light and Power payable at $3,704 per month until July 28, 2014, secured by letter of credit – Note L.	211,111	255,556

Non-interest bearing note payable to Iowa Department of Economic Development payable at $1,750 per month until February 2010 when $106,750 is due, secured by substantially all assets of the company.	108,500	127,750

BIG RIVER RESOURCES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008

NOTE E: LONG-TERM DEBT (continued)

West Burlington (continued)
Non-interest bearing non-compete agreement payable at $50,000 per year until September 2010,unsecured.	$50,000	$100,000

Galva
Construction and term loan, further terms detailed below.	67,375,000	27,533,420

Construction and revolving loan, further terms detailed below.	5,000,000	10,000,000

Big River United Energy, LLC
Term loan, further terms detailed below.	76,000,000	—

Revolving term loan, further terms detailed below.	13,000,000	—

	201,080,672	88,916,726
Current maturities	(24,325,696)	(11,679,384)

	$176,754,976	$77,237,342

Long-term debt maturities are as follows:

Years Ending December 31,

2010	$24,325,696
2011	25,626,191
2012	26,832,540
2013	26,832,540
2014	17,837,762
Thereafter	79,625,943

$201,080,672

West Burlington

The company entered into a credit agreement with CoBank to partially finance the construction of the plant expansion. Under the credit agreement, the lender has provided a construction and term loan for $55,000,000 and a construction and revolving term loan of $20,000,000. The loans are secured by substantially all assets and mortgage on real estate.

BIG RIVER RESOURCES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008

NOTE E: LONG-TERM DEBT (continued)

For each of the loans, the company is required to pay interest monthly on the unpaid balance in accordance with one or more of the following interest rate options: agent base variable rate, quoted fixed per annum rate or a fixed rate of LIBOR plus 3.00% (3.5% at December 31, 2009). The company shall select the applicable rate option at the time of each loan request. Once the company has shown profitable operations and completed the $9,000,000 in free cash flow payments, the interest rate parameters will be decreased from 0.0% to minus 0.25% for the agent base variable rate option and from plus 3.00% to plus 2.75% for the LIBOR fixed rate option.

The loans described above are subject to a common credit agreement with various financial and non-financial covenants that limit distributions, require minimum debt service coverage, net worth and working capital requirements. As of December 31, 2009 and 2008, the company was in compliance with all financial and non-financial covenants.

Specific terms for each loan are as follows:

Construction and term loan

The company is required to make 24 quarterly principal installments of $2,250,000 beginning in August 2008 until May 2014 with a final installment in an amount equal to the remaining unpaid balance on August 2014. In addition to the required payments, the company, beginning with the fiscal year ending 2008 and ending with the fiscal year 2010, is required to make additional principal payments equal to 75% of the Company’s excess cash flow as defined in the loan agreement not to exceed an aggregate total of $9,000,000. Based on the operating results for the year ended December 31, 2009, the company is required to make an additional principal payment of $2,930,839 in 2010 which is included in current maturities of long-term debt.

Construction and revolving term loan

The company is required to make semi-annual principal payments beginning on March 2015 until March 2017 of a reducing commitment amount as follows:

Commitment
Payment Date	Amount

March 1, 2015	$16,000,000
September 1, 2015	12,000,000
March 1, 2016	8,000,000
September 1, 2016	4,000,000
March 1, 2017	0

In addition, the company agrees to pay a monthly commitment fee at a rate of 0.5% of the average daily unused portion of the commitment. As of December 31, 2009 and 2008, the company had no advances on this revolving term loan.

BIG RIVER RESOURCES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008

NOTE E: LONG-TERM DEBT (continued)

Galva

In January 2008, the company entered into a credit agreement with CoBank to partially finance the construction of the plant. Under the credit agreement, the lender has provided a construction and term loan for $70,000,000 and a construction and revolving term loan of $20,000,000. The loans are secured by substantially all assets and mortgage on real estate.

For each of the loans, the company is required to pay interest monthly on the unpaid balance in accordance with one or more of the following interest rate options: agent base variable rate, quoted fixed per annum rate or a fixed rate of LIBOR plus 3.25% (3.75% at December 31, 2009). The company shall select the applicable rate option at the time of each loan request.

The loans described above are subject to a common credit agreement with various financial and non-financial covenants that limit distributions and capital expenditures, require minimum debt service coverage, net worth and working capital requirements. As of December 31, 2009 and 2008, the company was in compliance with all financial and non-financial covenants.

Specific terms for each loan are as follows:

Construction and term loan

The company is required to make 25 quarterly principal installments of $2,625,000 beginning in December 2009 until December 2015 with a final installment in an amount equal to the remaining unpaid balance in January 2016. In addition to the required payments, beginning with the fiscal year ending 2009, the company is required to make additional principal payments equal to 75% of the company’s excess cash flow as defined in the loan agreement. Based on the operating results for the year ended December 31, 2009, the company is required to make an additional principal payment of $1,641,912 in 2010, which is included in current maturities of long-term debt.

Construction and revolving term loan

The company is required to repay the outstanding loan balance at the time the commitment expires on June 1, 2016.

In addition, the company agrees to pay a monthly commitment fee at a rate of 0.5% of the average daily unused portion of the commitment.

BIG RIVER RESOURCES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008

NOTE E: LONG-TERM DEBT (continued)

Big River United Energy, LLC

The company entered into a credit agreement with AgStar to finance the purchase of the plant. Under the credit agreement, the lender has provided a term loan for $76,000,000, a term revolving loan of $20,000,000 and a revolving line of credit of $12,000,000. The loans are secured by substantially all assets and mortgage on real estate.

The loans described above are subject to a common credit agreement with various financial and non-financial covenants that limit distributions, require minimum debt service coverage, net worth and working capital requirements. As of December 31, 2009, the company was in compliance with all financial and non-financial covenants.

Specific terms for each loan are as follows:

Term loan

The company is required to make interest only payments beginning in January 2010 based on a variable interest rate of 3.0% plus the greater of the LIBOR Rate or 2.0% (5% at December 31, 2009) until March 2011. Monthly principal and interest installments begin in April 2011 with a final installment in an amount equal to the remaining unpaid balance on September 15, 2015.

Revolving term loan

The company is required to make interest only payments beginning in January 2010 based on a variable interest rate of 3.0% plus the greater of the LIBOR Rate or 2.0% (5% at December 31, 2009) until maturity, September 15, 2015, when the amount of unpaid principal balance shall be payable in full.

In addition, the company agrees to pay a monthly commitment fee at a rate of 0.5% of the average daily unused portion of the commitment until September 15, 2015.

Revolving Line of Credit

The company is required to make interest only payments on any drawn funds beginning in January 2010 based on a variable interest rate of 4.0% plus the greater of the LIBOR Rate or 2.0% (6% at December 31, 2009) until maturity, September 15, 2015 when the amount of unpaid principal balance and all other amounts due shall be due.

In addition, the company agrees to pay a monthly commitment fee at a rate of 0.5% of the average daily unused portion of the commitment until September 15, 2015. As of December 31, 2009, the company has no funds drawn under this line of credit.

BIG RIVER RESOURCES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008

NOTE F: MEMBER’S EQUITY

The company was formed on March 6, 2006 as an Iowa Limited Liability Company and has a perpetual life. The company’s ownership is divided into four classes of units: Class A, B, C and D membership units. The profits and losses of the company will be allocated among the unit holders in proportion to the total units held. Distributions will be made to unit holders in proportion to the total units held. Each member is entitled to one vote for each unit held as to matters submitted to the membership.

The Class A members appoint nine directors and Class B members appoint eight directors to the board of directors. Each member who holds 1,000 units is deemed to be a Class C unit holder and is entitled to appoint one director to the board of directors. The total number of directors appointed by the Class A members shall increase by one director for each additional Class C or Class D director appointed under the terms of the operating agreement. As of December 31, 2009, there are eleven Class A, eight Class B and two Class C directors. Transfer of the units is restricted pursuant to the operating agreement and to the applicable tax and securities laws and requires approval of the board of managers.

As of December 31, 2009 and 2008, the company had the following membership units issued:

	2009	2008

Class A	5,033.40	5,033.40
Class B	3,666.00	3,666.00
Class C	3,500.00	3,500.00
Class D	8,455.00	8,371.00

	20,654.40	20,570.40

BIG RIVER RESOURCES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008

NOTE G: SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

The following is a schedule of supplemental disclosure of cash flow information for the years ended December 31, 2009 and 2008:

	2009	2008

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest (net of capitalized interest of $84,619 and $128,519 in 2009 and 2008, respectively)	$3,206,237	$1,581,351

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Accounts payable incurred for construction in progress	$243,382	$7,724,204

Amortization of financing costs capitalized a construction in progress	$—	$23,514

Acquisition of net assets of RBF Acquisition III, LLC

Assets acquired
Inventories	$1,523,926	$—
Property and equipment	94,476,074	—

Issuance of long-term debt	$96,000,000	$—

NOTE H: CONCENTRATIONS

The company has an ethanol marketing agreement with an unrelated party which covers the entire ethanol marketing for the company. The agreement is renewed annually for one year terms, unless either party provides notice of non-renewal ninety days prior to the end of the then-current term. The agreement requires payment of an agreed upon percentage of the net sales price as defined in the agreement with a minimum and maximum cost per gallon. The ethanol could be marketed by other marketers without any significant effect on operations.

In August 2009, the company entered into a co-products marketing agreement with an unrelated party which covers a majority of the distillers grain marketing for BIG RIVER UNITED ENERGY, LLC. The initial term of the agreement ends August 2010 and shall be automatically extended for additional one year terms thereafter, unless with either party provides a 90 day written notice of termination. The agreement requires payment of an agreed upon percentage of the net sales price as defined in the agreement.

BIG RIVER RESOURCES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008

NOTE I: EMPLOYEE BENEFIT PLAN

The company has a defined contribution plan which covers full-time employees who meet age and length of service eligibility requirements. The company matches the participants’ contribution up to a maximum of 4% of wages. For the years ended December 31, 2009 and 2008, company matching contributions to the plan were $162,231 and $101,773, respectively.

NOTE J: EQUITY-BASED COMPENSATION

In 2009, the company approved an equity-based compensation plan which provides for the issuance of unit options to purchase an aggregate of 123 units of the company to members of the board of directors and management for the purpose of providing services to facilitate the completion of the construction of Galva’s ethanol plant. The unit options were issued in August 2009 and were exercisable at purchase prices between $1 and $5,000 per unit until October 2009.

The following assumptions were used to estimate the fair values of the options granted using the BSM option-pricing formula: The risk-free interest rate of 0.1% to 0.03% is based on the U.S. Treasury yield curve in effect at the time of grant. The expected life of 3 months and the expected volatility of 70.27% are based on the average reported lives and volatilities of a representative sample of a comparable company in the ethanol industry sector. The intrinsic value is calculated as the difference between the $5,000 per unit exercise price of the options and the $5,900 estimated current fair market value.

In October 2009, the members exercised 84 unit options and the company issued 84 Class D membership units for a total contribution of $355,013.

In 2008, the company approved an equity-based compensation plan which provides for the issuance of unit options to purchase an aggregate of 75 units of the company to members of the board of directors for the purpose of providing services to facilitate the expansion of the West Burlington facilities to 92 million gallons annual production. The unit options were issued in July 2008. The unit options were exercisable at a purchase price of $5,000 per unit until September 2008.

The following assumptions were used to estimate the fair values of the options granted using the BSM option-pricing formula: The risk-free interest rate of 1.82% is based on the U.S. Treasury yield curve in effect at the time of grant. The expected life of 3 months and the expected volatility of 43% are based on the average reported lives and volatilities of a representative sample of two comparable companies in the ethanol industry sector. The intrinsic value is calculated as the difference between the $5,000 per unit exercise price of the options and the $7,300 estimated current fair market value.

In September 2008, the members exercised 60 unit options and the company issued 60 Class D membership units for a total equity contribution of $300,000.

BIG RIVER RESOURCES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008

NOTE J: EQUITY-BASED COMPENSATION (continued)

The company recognized unit-based compensation expense of $216,754 and $149,484 for the years ended December 31, 2009 and 2008.

The following table summarizes the activity for outstanding options of the company:

	Issuable Upon Exercise of Options	Average Exercise Price

Balance at December 31, 2007	10	$5,000
Granted	—	—
Exercised	—	—
Canceled/forfeited/expired	—	—

Balance at December 31, 2008	10	5,000
Granted	123	4,472
Exercised	84	4,226
Canceled/forfeited/expired	49	5,000

Balance at December 31, 2009	—	$—

Vested and exercisable as of December 31, 2009	—	—

NOTE K: LEASES

The company leases rail cars under a long-term operating lease agreement expiring at various dates through May 2014. The company is required to pay executory costs such as maintenance and insurance. Minimum fixed future lease payments consist of:

Years Ending December 31,

2010	$5,477,063
2011	5,460,713
2012	4,393,006
2013	2,458,845
2014	358,920

Total minimum future lease payments	$18,148,547

Total rent expense of $3,420,803 and $1,821,423 was incurred in 2009 and 2008, respectively.

BIG RIVER RESOURCES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008

NOTE L: COMMITMENTS AND CONTINGENCIES

Substantially all of the companies’ facilities are subject to federal, state, and local regulations relating to the discharge of materials into the environment. Compliance with these provisions has not had, nor does management expect to have, any material effect upon operations. Management believes that the current practices and procedures for the control and disposition of such wastes will comply with the applicable federal and state requirements.

BIG RIVER RESOURCES WEST BURLINGTON, LLC

The company has construction in progress at December 31, 2009 for the fermenters automated control system at the West Burlington plant. At December 31, 2009, the company has outstanding commitments related to the construction in progress of approximately $438,000.

The company has issued unsecured promissory notes for the specific purpose of letter of credits totaling $622,222, which expire through September 2010, as security of certain debts. There is no amount drawn against these promissory notes as of December 31, 2009.

BIG RIVER RESOURCES GALVA, LLC

In October 2006, the company entered into a development agreement with the City of Kewanee for the extension of the Enterprise Zone, to include land east of Galva upon which the company intends to construct the ethanol facility. The company was obligated to compensate the City of Kewanee an amount equal to 20% of the gross value of any retailer’s occupation tax exemption for which the company is eligible. Based on construction cost estimates at the time of execution of the agreement, an amount of $300,000 was estimated and paid within three months after the completion of construction. In addition, the company is obligated to pay an amount equal to 20% of the gross value of the state use tax exemption that results from the purchase of any utility product, commodity or resource that such tax may be exempted from under the regulations of the enterprise zone before an extension and as it may be amended. Based on the estimated usage of natural gas at the time of the execution of the agreement, an amount of $160 per year is estimated to be payable in quarterly installments. The term of the agreement commenced on the date of execution and shall expire December 31, 2017. For the years ended December 31, 2009 and 2008, the company made payments totaling $406,668 and $0, respectively under this agreement.

BIG RIVER RESOURCES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008

NOTE M: SUBSEQUENT EVENTS

Subsequent to year end, GS Clean Tech Corp. has filed a lawsuit against Big River Resources West Burlington, LLC and Big River Resources Galva, LLC in the U.S. District Court for infringement rights on its patent covering corn oil extraction technology. On July 1, 2009, Big River Resources Galva, LLC entered into a Corn Oil Tricanter Purchase and Installation Agreement with ICM, Inc. This agreement includes an indemnification clause that holds Big River Resources West Burlington, LLC and Big River Resources Galva, LLC harmless from all claims, liabilities, and costs including attorney fees arising out of the infringement of adversely owned patents. Due to this indemnification clause, the company does not expect to incur any costs related to the litigation. As such, no liability has been recorded as of December 31, 2009.

In preparing these financial statements, the company has evaluated events and transactions for potential recognition or disclosure through February 18, 2010, the date the financial statements were available to be issued.

BIG RIVER RESOURCES, LLC

CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2007 and
Four Month Period Ended December 31, 2006

CHRISTIANSON & ASSOCIATES, PLLP
Certified Public Accountants and Consultants
Willmar, Minnesota

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors
Big River Resources, LLC
West Burlington, Iowa

We have audited the accompanying consolidated balance sheets of Big River Resources, LLC (an Iowa limited liability company) as of December 31, 2007 and 2006 and the related consolidated statements of operations, members’ equity, and cash flows for the year ended December 31, 2007 and 2006. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Big River Resources, LLC as of December 31, 2007 and 2006 and the results of its operations and its cash flows for the year ended December 31, 2007 and 2006 in conformity with accounting principles generally accepted in the United States of America.

/s/ Christianson & Associates, PLLP
Certified Public Accountants and Consultants

February 6, 2008

BIG RIVER RESOURCES, LLC
CONSOLIDATED BALANCE SHEETS
December 31, 2007 and 2006

	2007	2006

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$55,588,706	$16,469,036
Receivables
Trade	5,170,559	4,948,720
Other	779,342	346,502
Inventories	18,856,368	15,450,920
Prepaid expenses	479,579	375,498
Commodity contracts and margin deposits	315,188	1,027,063

TOTAL CURRENT ASSETS	81,189,742	38,617,739

PROPERTY AND EQUIPMENT
Land and land improvements	11,764,668	11,891,267
Building structure	11,240,105	10,583,619
Grain equipment	12,046,194	8,368,667
Process equipment	94,459,277	38,777,057
Other equipment	673,056	823,194
Construction in progress	35,662,324	6,185,758
Construction slot	—	2,156,154

	165,845,624	78,785,716
Accumulated depreciation	(14,304,573)	(9,625,357)

	151,541,051	69,160,359

OTHER ASSETS
Investments	9,126,877	4,106,779
Other assets	90,000	90,000
Covenant not to compete, net of amortization	133,333	183,333
Financing costs, net of amortization	731,441	202,334

	10,081,651	4,582,446

TOTAL ASSETS	$242,812,444	$112,360,544

See notes to financial statements.

BIG RIVER RESOURCES, LLC
CONSOLIDATED BALANCE SHEETS
December 31, 2007 and 2006

	2007	2006

LIABILITIES AND MEMBERS’ EQUITY

CURRENT LIABILITIES
Accounts payable - trade	$3,653,378	$2,015,090
Accounts payable - grain	3,476,975	4,096,303
Accounts payable - construction	25,739,517	3,969,179
Distributions payable	4,100,680	7,249,500
Deferred income	500,000	1,500,000
Accrued expenses
Compensation	295,229	46,633
Interest	—	6,002
State income tax	50,000	97,614
Other	143,502	1,291
Current maturities of long-term debt	115,445	115,445

TOTAL CURRENT LIABILITIES	38,074,726	19,097,057

LONG-TERM DEBT, less current maturities	481,555	598,750

MEMBERS’ EQUITY	200,482,209	92,664,737
MINORITY INTEREST	3,773,954	—

	204,256,163	92,664,737

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$242,812,444	$112,360,544

See notes to financial statements.

BIG RIVER RESOURCES, LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
Years ended December 31, 2007 and Four Months Ended December 31, 2006

	2007	2006

SALES	$130,448,951	$45,241,517

COST OF SALES	104,032,549	29,157,894

GROSS PROFIT	26,416,402	16,083,623

OPERATING EXPENSES	5,542,350	1,819,688

INCOME FROM OPERATIONS	20,874,052	14,263,935

OTHER INCOME (EXPENSES)
Gain on sale of construction time slot	8,843,846	500,000
Interest income	1,687,929	284,845
Interest expense	—	(105,168)
State income tax expense	(50,000)	(97,614)
Other income	403,335	50,535

	10,885,110	632,598

NET INCOME BEFORE MINORITY INTEREST	31,759,162	14,896,533

MINORITY INTEREST IN SUBSIDIARY’S LOSS	124,169	—

NET INCOME	$31,883,331	$14,896,533

See notes to financial statements.

BIG RIVER RESOURCES, LLC
CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY
Years ended December 31, 2007 and Four Months Ended December 31, 2006

Balance - August 31, 2006	$47,912,431

Issuance of 2,749.93 membership units	27,544,349

Costs of raising capital	(175,791)

Issuance of 267.28 membership units	2,672,954

Distribution to member	(185,739)

Net income	14,896,533

Balance - December 31, 2006	92,664,737

Issuance of 17,486.19 membership units	87,622,698

Issuance of employee stock options	77,760

Distributions to members	(11,766,317)

Net income	31,883,331

Balance - December 31, 2007	$200,482,209

See notes to financial statements.

BIG RIVER RESOURCES, LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2007 and Four Months Ended December 31, 2006

	2007	2006

OPERATING ACTIVITIES
Net income	$31,883,331	$14,896,533
Charges to net income not affecting cash
Depreciation	4,521,636	1,366,437
Compensation recognized from stock options	77,760	—
Amortization	252,334	28,665
Loss on hedging activities	(162,575)	1,245,746
Deferred income	(1,000,000)	1,500,000
Investment earnings	(20,098)	—
Minority interest in subsidiary’s loss	(124,169)	—
(Increase) decrease in current assets
Receivables	(654,679)	989,596
Inventories	(3,405,448)	(8,232,743)
Net cash paid on hedging activities	874,450	(2,267,506)
Prepaid expenses	(104,081)	(207,688)
Increase (decrease) in current liabilities
Accounts payable	1,018,960	628,292
Accrued expenses	337,191	(314,618)
Distributions payable	(3,148,820)	(7,094,551)

NET CASH PROVIDED BY OPERATING ACTIVITIES	30,345,792	2,538,163

INVESTING ACTIVITIES
Purchase of property and equipment	(65,131,990)	(8,103,071)
Purchase of investment	(5,000,000)	—
Payment from other assets	—	31,998
Proceeds from the sale of real estate	—	161,262

NET CASH USED IN INVESTING ACTIVITIES	(70,131,990)	(7,909,811)

FINANCING ACTIVITIES
Principal payments on long-term debt borrowings	(117,195)	(7,471,815)
Net payments on revolving long-term debt	—	(13,936,000)
Payment for financing costs	(731,441)	—
Member contributions	87,622,698	30,217,303
Costs of raising capital	—	(175,791)
Distribution to member	(11,766,317)	(185,739)
Minority investment	3,898,123	—

NET CASH PROVIDED BY FINANCING ACTIVITIES	78,905,868	8,447,958

NET INCREASE IN CASH AND CASH EQUIVALENTS	39,119,670	3,076,310

CASH AND CASH EQUIVALENTS - beginning of year	16,469,036	13,392,726

CASH AND CASH EQUIVALENTS - end of year	$55,588,706	$16,469,310

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest (net of capitalized interest of $165,987 and $38,453 in 2007 and 2006, respectively)	$—	$178,962

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Accounts payable incurred for construction in progress	$25,739,517	$3,969,179

See notes to financial statements.

BIG RIVER RESOURCES, LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2007 and 2006

NOTE A: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS - Big River Resources, LLC, its wholly-owned subsidiaries, Big River Resources West Burlington, LLC (West Burlington), Big River Resources Galva, LLC (Galva), Big River Resources Quincy, LLC (Quincy), and its 50% joint venture Big River Resources Grinnell, LLC (Grinnell), (collectively, the company) are limited liability companies.

West Burlington owns and operates an ethanol plant located in West Burlington, Iowa with an annual capacity of 92 million gallons that produces ethanol and distiller grains for commercial sales throughout the United States. West Burlington operates a grain elevator near Monmouth, Illinois (Monmouth) which buys corn and soybeans from farmers as a reserve corn supply to the ethanol operation in West Burlington, Iowa and for soybean sales throughout the United States.

Galva is a development stage company that is constructing an ethanol plant near Galva, Illinois with a planned annual capacity of 100 million gallons with its efforts being principally devoted to organizational and construction activities.

Grinnell is a development stage company that is constructing an ethanol plant near Grinnell, Illinois with a planned annual capacity of 100 million gallons with its efforts being principally devoted to organizational and construction activities.

Quincy is a development stage companies with no operations.

PRINCIPALS OF CONSOLIDATION - The accompanying consolidated financial statements include the accounts of Big River Resources, LLC, and its subsidiaries. All significant intercompany account balances and transactions have been eliminated.

The company accounts for its investment in Grinnell on a consolidated basis because it is a variable interest entity and the company is its primary beneficiary.

FISCAL REPORTING PERIOD - The company has adopted a fiscal year ending December 31 for reporting financial operations.

USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION - Revenues from the production of ethanol and distillers grains are recorded when title transfers to customers. Ethanol and distillers grains are generally shipped FOB shipping point. Shipping and handling charges to customers are included in revenues.

BIG RIVER RESOURCES, LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2007 and 2006

NOTE A: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

In accordance with the company’s agreements for the marketing and sale of ethanol and distillers grains, commissions due to the marketers are deducted from the gross sales price at the time payment is remitted to the company.

CASH AND CASH EQUIVALENTS - The company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

TRADE RECEIVABLES - The company has engaged the services of a national marketer to sell substantially all of its ethanol and distiller grain production. The marketer handles nearly all sales functions including billing, logistics, and sales pricing. Once product is shipped, the marketer assumes the risk of payment from the consumer and handles all delinquent payment issues. The company considers accounts older than 120 days to be delinquent and would generally initiate collection procedures. If the collection procedures have not provided collection within one year of the invoice date, management generally will write off the account as a bad debt. Trade receivables are recorded net of anticipated uncollectible amounts. As of December 31, 2007 and 2006, there was no allowance for uncollectible amounts.

INVENTORIES - The ethanol, ethanol production in process, parts, chemicals and ingredients, and corn inventories are valued at the lower of cost (average cost method) or market. Soybeans and corn held at the elevator are recorded at net realizable value.

CONCENTRATIONS OF CREDIT RISK - The company extends credit to its customers in the ordinary course of business. The company performs periodic credit evaluations of its customers and generally does not require collateral. The company’s operations may vary with the volatility of the commodity and ethanol markets. The company’s cash balances are maintained in bank depositories and periodically exceed federally insured limits.

PROPERTY AND EQUIPMENT - Property and equipment are stated at the lower of cost or fair value. Significant additions and betterments are capitalized with expenditures for maintenance, repairs and minor renewals being charged to operations as incurred. Depreciation is computed using the straight-line method over the following estimated useful lives:

Land and land improvements	15–20 years
Building structure	10–20 years
Grain equipment	5–15 years
Process equipment	5–20 years
Other equipment	5–15 years

BIG RIVER RESOURCES, LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2007 and 2006

NOTE A: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Construction in progress includes all expenditures directly related to the construction of the Galva and Grinnell ethanol plants and the expansion of the rail yard at the West Burlington plant. These expenditures will be depreciated using the straight-line method over various estimated useful lives once the assets are placed into service.

The company reviews its property and equipment for impairment whenever events indicate that the carrying amount of the asset may not be recoverable. An impairment loss is recorded when the sum of the future cash flows is less than the carrying amount of the asset. The amount of the loss is determined by comparing the fair market values of the asset to the carrying amount of the asset. As of December 31, 2007, no impairment loss is recorded.

COMMODITY HEDGE ACCOUNT - The company hedges a portion of its forward corn and soybean purchase contracts and corn and natural gas costs and ethanol sales to the extent considered necessary for minimizing risk from market price fluctuations.

The hedge account recorded on the balance sheet includes the unrealized market gains and losses on the forward and futures contracts as well as the current fair market value of the hedges as determined by the broker. When a market value adjustment is necessary, the company records the adjustment directly to current earnings through cost of sales. For the year ended December 31, 2007 and the four month period ended December 31, 2006, the company incurred a net gain of $162,575 and a net loss of $1,384,650, respectively, including an unrealized gain of $79,712 and an unrealized loss of $476,850, respectively, on these hedging activities.

The company has categorized the cash flows related to the hedging activities in the same category as the product being hedged. Management expects all positions outstanding as of December 31, 2007 to be realized within the next fiscal year.

FINANCING COSTS – Financing costs are recorded at cost and include expenditures directly related to securing debt financing. Amortization is computed using the straight-line method over the loans’ terms of eight years.

INVESTMENTS – Investments include stock in a lending cooperative bank and membership units in a development stage ethanol plant to be located in Mitchell County, Iowa. The stock in a lending cooperative bank is recorded under the equity method which records the company’s share of the allocated earnings and distributions. The membership units in development stage ethanol plants are recorded at cost.

FAIR VALUE OF FINANCIAL INSTRUMENTS – The carrying amounts for cash and cash equivalents, receivables, and accounts payable approximate fair value. Management believes the fair value of its long-term debt obligations exceeds the carrying value. However, the company does not consider it practicable to estimate the fair value of its long-term debt due to the unique nature of the obligations.

BIG RIVER RESOURCES, LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2007 and 2006

NOTE A: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

COVENANT NOT TO COMPETE – The company established a non-compete agreement with the former owners of the elevator at the acquisition date. The agreement requires annual payments of $50,000 for 5 years in exchange for the former owners’ compliance with the agreement. The intangible asset is being amortized over the 5 year term of the agreement.

INCOME TAXES - The company is organized as a limited liability company under state law and is treated as a partnership for income tax purposes. Under this type of organization, the company’s earnings pass through to the members and are taxed at the member level. The company is required to pay a replacement tax to the State of Illinois.

DEFERRED INCOME – Deferred income represents a refundable cash deposit received under the terms of a proposed sales agreement for a construction time slot. The non-refundable portion of the payment received under the agreement was recognized as other income. The cash deposit will be recognized as income when the sale is completed, or, if the sale does not occur, the cash deposit will be returned.

STOCK-BASED COMPENSATION – The company accounts for stock-based payment transactions in which an enterprise receives employee services in exchange for equity instruments of the company using a fair-value-based method. The company uses the Black-Scholes-Merton (“BSM”) option-pricing model to determine the fair-value of stock-based awards.

RECLASSIFICATION - Certain reclassifications were made to the 2006 financial statements to conform to 2007 financial statement presentation. Such reclassifications had no effect on reported income.

NOTE B: INVENTORIES

	2007	2006

Ethanol	$2,546,131	$1,030,791
Ethanol in process	2,010,112	804,535
Distiller grains	300,791	155,322
Corn	2,526,865	2,192,720
Repair parts	1,078,686	1,005,335
Chemicals and ingredients	256,444	264,044
Corn and soybeans held at elevator	10,137,339	9,998,173

	$18,856,368	$15,450,920

BIG RIVER RESOURCES, LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2007 and 2006

NOTE C: LONG-TERM DEBT

	2007	2006

Non-interest bearing note payable to Iowa Department of Economic Development payable at $1,750 per month until February 2010 when $106,750 is due, secured by substantially all assets of the company.	$147,000	$169,750

Non-interest bearing note payable to Eastern Iowa Light and Power payable at $3,704 per month until July 28, 2014, secured by letter of credit – Note I.	300,000	344,445

Non-interest bearing non-compete agreement payable at $50,000 per year until September 2009, unsecured	150,000	200,000

	597,000	714,195
Current maturities	(115,445)	(115,445)

	$481,555	$598,750

In October 2007, the company entered into a credit agreement with a financial institution to partially finance the construction of the plant expansion at West Burlington. Under the credit agreement, the lender has provided a construction and term loan for $55,000,000 and a construction and revolving term loan of $20,000,000. The loans are secured by substantially all assets.

For each of the loans, the company is required to pay interest monthly on the unpaid balance in accordance with one or more of the following interest rate options: agent base variable rate, quoted fixed per annum rate or a fixed rate of LIBOR plus 3.00%. The company shall select the applicable rate option at the time of each loan request. Once the company has shown profitable operations and completed the $9,000,000 in free cash flow payments, the interest rate parameters will be decreased from 0.0% to minus 0.25% for the agent base variable rate option and from plus 3.00% to plus 2.75% for the LIBOR fixed rate option.

The construction term loan and revolving construction term loan described above are subject to a common credit agreement with various financial and non-financial covenants that limit distributions, require minimum debt service coverage, net worth and working capital requirements. Specific terms for each loan are as follows:

BIG RIVER RESOURCES, LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2007 and 2006

Construction and term loan

The company is required to make 24 quarterly principal installments of $2,250,000 beginning in August 2008 until May 2014 with a final installment in an amount equal to the remaining unpaid balance on August 2014. In addition to the required payments, the company, beginning with the fiscal year ending 2008 and ending with the fiscal year 2010, is required to make additional principal payments equal to 75% of the Company’s excess cash flow as defined in the loan agreement not to exceed an aggregate total of $9,000,000.

Construction and revolving term loan

The company is required to make semi-annual principal payments beginning on March 2015 until March 2017 of a reducing commitment amount as follows:

Payment Date	Commitment Amount

March 1, 2015	$16,000,000
September 1, 2015	12,000,000
March 1, 2016	8,000,000
September 1, 2016	4,000,000
March 1, 2017	0

In addition, the company agrees to pay a monthly commitment fee at a rate of 1.5% of the average daily unused portion of the commitment until June 1, 2008 when the rate shall be reduced to 0.5%.

Long-term debt maturities are as follows:

Years Ending December 31,

2008	$115,445
2009	115,445
2010	115,445
2011	65,445
2012	65,445
Thereafter	119,775

$597,000

NOTE D: MEMBERS’ EQUITY

The company was formed on March 6, 2006 as an Iowa Limited Liability Company and has a perpetual life. The company’s ownership is divided into four classes of units: Class A, B, C and D membership units. The profits and losses of the company will be allocated among the unit holders in proportion to the total units held. Distributions will be made to unit holders in proportion to the total units held. Each member is entitled to one vote for each unit held as to matters submitted to the membership.

BIG RIVER RESOURCES, LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2007 and 2006

NOTE D: MEMBERS’ EQUITY (continued)

Class A members appoint nine directors and Class B members appoint eight directors to the board of directors. Each member who holds 1,000 units is deemed to be a Class C unit holder and is entitled to appoint one director to the board of directors. The total number of directors appointed by the Class A members shall increase by one director for each additional Class C or Class D director appointed under the terms of the operating agreement. Transfer of the units is restricted pursuant to the operating agreement and to the applicable tax and securities laws and requires approval of the board of managers.

In June 2006, the members of West Burlington voted to approve the reorganization into a holding company structure by merging West Burlington with Big River Resources Holding Company, LLC effective July 1, 2006. The reorganization was consummated through the adoption of a merger agreement and plan of merger between the holding company and West Burlington, where Big River Acquisition, LLC, a separate subsidiary of the holding company, was merged into West Burlington, with West Burlington being the surviving entity of the merger and becoming a wholly-owned subsidiary of the holding company. As a result of the merger 5,036.4 Class A and 3,666 Class B membership units were issued to the former members of West Burlington.

In April 2006, the company purchased 100% of the outstanding units of Galva pursuant to the Purchase Agreement for a total of $310,000. The former members of Galva could elect to receive payment under the agreement in cash or in membership units of the company. As a result of the purchase agreement, 20 Class D membership units of the company were issued along with cash payments totaling $110,000.

In May 2006, the company entered into a nonbinding letter of intent with a party related through common ownership for a joint venture with Grinnell for the development and construction of a 100 million gallon plant near Grinnell, Iowa with each entity owning 50% of the project.

In October 2006, the company purchased 100% of the outstanding units of Quincy pursuant to the Merger Agreement for a total of $3,088,000. The former members of Quincy could elect to receive payment under the agreement in cash or in membership units of the company. As a result of the merger agreement, 267.28 Class D membership units of the company were issued along with cash payments totaling $415,200.

The company raised additional equity in a Private Placement Memorandum. The Offering was for a maximum of 10,500 Class C and Class D membership units for sale at $10,000 per unit for a maximum of $105,000,000 and reserving the right to accept subscriptions up to 10% over the maximum offering amount. The offering was closed on October 1, 2006 receiving subscriptions for approximately 3,500 Class C and 8,304.00 Class D membership units for a total of $109,997,200. The Private Placement Memorandum required that 25% of the purchase price be paid at the time of subscription with the remainder due in installments as determined by the board of directors with the membership units being issued as payment is made.

BIG RIVER RESOURCES, LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2007 and 2006

NOTE D: MEMBERS’ EQUITY (continued)

As of December 31, 2007 and 2006, the company had the following membership units issued:

	2007	2006

Class A	5,033.40	5,033.40
Class B	3,666.00	3,666.00
Class C	3,500.00	875.00
Class D	8,304.00	2,162.21

	20,503.40	11,736.61

On October 18, 2006, the board of directors of West Burlington approved an increase in the distribution to one of its pre-merger members of $185,739 to correct for a previous underpayment of distribution.

NOTE E: RELATED PARTY TRANSACTIONS AND CONCENTRATIONS

The company had a management agreement with a party related through common ownership which required payment of $250,000 a year plus an incentive bonus. The incentive bonus was two percent of the defined annual bonus net income between $2,000,001 and $5,000,000 and four percent of the bonus net income between $5,000,000 and $10,000,000. The term of the agreement was for three years expiring on January 21, 2007. On that date, the contract was allowed to expire and was not renewed.

The company has a risk management agreement with a party related through common ownership which requires payment of $10,000 per month. The term of the agreement is for the period ending August 31, 2008, and shall be automatically extended for additional one year terms thereafter, unless either party provides notice of non-renewal ninety days prior to the end of the then-current term.

The company has a grain procurement agreement with a party related through common ownership to act as the grain merchandiser to originate all grains required for ethanol production at the West Burlington facility as well as the Grinnell facility. The agreements expire in August 2007 for West Burlington and June 2008 for Grinnell. The agreements shall be automatically extended for additional one year terms thereafter, unless either party provides notice of non-renewal ninety days prior to the end of the then-current term. The agreements requires payment on an agreed upon amount per bushel for this service.

BIG RIVER RESOURCES, LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2007 and 2006

NOTE E: RELATED PARTY TRANSACTIONS AND CONCENTRATIONS (continued)

The company has an ethanol sales and marketing agreement with a party related through common ownership which covers the entire ethanol marketing for the West Burlington facility as well as future output from the Galva and Grinnell facilities once construction is completed and ethanol production begins. The term of the agreement expires in December 31, 2007 for the West Burlington and Galva facilities. The term for the Grinnell facility is for three years commencing when production begins. Each of the agreements shall be automatically extended for additional one year terms thereafter, unless either party provides notice of non-renewal ninety days prior to the end of the then-current term. The agreement requires payment of an agreed upon percentage of the net sales price as defined in the agreements with a minimum and maximum cost per gallon.

The company has a co-products marketing agreement which covers the entire distillers grains marketing for the West Burlington facility as well as future output from the Galva and Grinnell facilities once construction is completed and production begins. The term of the agreement expires in December 31, 2009 for the West Burlington facility and three years from the start of operations at the Galva and Grinnell facilities. The agreements shall be automatically extended for additional one year terms thereafter, unless either party provides notice of non-renewal ninety days prior to the end of the then-current term. The agreement requires payment of an agreed upon percentage of the net sales price as defined in the agreement with a minimum and maximum cost per ton. In January 2008, the company gave written notice of its intention to terminate the co-products marketing agreement for the West Burlington and Galva facilities effective March 1, 2008.

The company has a plant management agreement with a party related through common ownership to manage the affairs of the Grinnell facility including providing a general manager and risk management services for the company. The agreement requires payment of $445,000 a year plus an incentive bonus. The incentive bonus is four percent of the defined annual bonus net income in excess of $10,000,000 not to exceed $500,000 per year. The term of the agreement is for three years commencing when a general manager is retained and is automatically extended for additional one year terms thereafter, unless either party provides prior ninety day written notice. Operational expenses shall not exceed the expenses budgeted for that quarter without board approval.

The company has a project management agreement with a party related through common ownership in connection with the development and construction of the Grinnell facility. The agreement requires payment of $15,000 per month. The company incurred $60,000 under this contract for services received during the period the company was involved with pre-construction activities, however, the agreement has been suspended until such time the company is able to continue with the project. Upon such time, the term of the agreement shall continue until the date on which ethanol and co-products are produced on a commercial scale at the plant.

BIG RIVER RESOURCES, LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2007 and 2006

NOTE E: RELATED PARTY TRANSACTIONS AND CONCENTRATIONS (continued)

In November 2007, the party related through common ownership divested its ownership in the companies which provide risk management, grain procurement and co-products marketing for the West Burlington facility and the co-products marketing Galva facilities.

Transactions and balances with related parties are as follows:

	2007	2006

Sales
Ethanol	$107,466,876	$38,680,839
Distiller grains	17,439,756	5,083,479

Accounts Receivable
Ethanol and distiller grains	5,170,560	4,946,355

Purchases
Corn	66,747,991	17,555,753

Accounts Payable
Corn	1,467,381	1,942,394
Denaturant	180,471	114,769
Freight	114,892	99,412
Railcar lease	16,712	20,000
Marketing and management fees	22,555	132,510

Expenses
Denaturant	3,671,322	1,631,578
Freight	7,059,174	2,649,260
Railcar lease	1,258,103	80,019
Ethanol marketing fees	853,387	249,585
Distiller grain marketing fees	469,584	146,182
Management fees	144,650	184,132
Corn procurement fees	563,626	202,447

NOTE F: EMPLOYEE BENEFIT PLAN

The company has a defined contribution plan which covers full-time employees who meet age and length of service eligibility requirements. The company matches the participants’ contribution up to a maximum of 4% of wages. For the year and period ended December 31, 2007 and 2006, contributions of $89,216 and $29,607, respectively, were made by the company.

NOTE G: EQUITY-BASED COMPENSATION

The company has an equity-based compensation plan which provides for the issuance of stock options to two members of management for the purpose of providing services to facilitate the planned future operations of the company. Under the plan, each of the

BIG RIVER RESOURCES, LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2007 and 2006

members were issued five options that will be exercisable upon completion of the West Burlington plant expansion with additional options to be exercisable upon starting production of Galva and three additional ethanol plants.

The following assumptions were used to estimate the fair values of the options granted using the BSM option-pricing formula: The risk-free interest rate of 4.70% to 4.88% is based on the U.S. Treasury yield curve in effect at the time of grant. The expected life of 1.5 to 3 years and the expected volatility of 44% are based on the average reported lives and volatilities of a representative sample of two comparable companies in the ethanol industry sector. The intrinsic value is calculated as the difference between the $5,000 per unit exercise price of the options and the $10,000 estimated current fair market value.

The company recognized stock-based compensation expense of $77,760 for the year ended December 31, 2007. Approximately $27,333 of total unrecognized compensation cost related to stock options is expected to be recognized over a period of 1.5 years. To the extent the forfeiture rate is different than anticipated; stock-based compensation related to these awards will be different from our expectations.

NOTE H: LEASES

The company leases rail cars under a long-term operating lease agreement expiring in March 2013. The company is required to pay executory costs such as maintenance and insurance. Minimum fixed future lease payments consist of:

Years Ending December 31,

2008	$960,260
2009	960,260
2010	960,260
2011	960,260
2012	960,260
Thereafter	240,065

Total minimum future lease payments	$5,041,365

Total rent expense of $1,262,236 and $159,264 was incurred in 2007 and 2006, respectively.

NOTE I: COMMITMENTS AND CONTINGENCIES

Substantially all of the companies’ facilities are subject to federal, state, and local regulations relating to the discharge of materials into the environment. Compliance with these provisions has not had, nor does management expect to have, any material effect upon operations. Management believes that the current practices and procedures for the

BIG RIVER RESOURCES, LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2007 and 2006

control and disposition of such wastes will comply with the applicable federal and state requirements.

BIG RIVER RESOURCES WEST BURLINGTON, LLC

The company has construction in progress at December 31, 2007 for the expansion of the rail yard at the West Burlington plant and upgrades to the grain receiving at the Monmouth facility. At December 31, 2007, the company has outstanding commitments related to the construction in progress of approximately $1,323,000.

The company has forward purchase and sales commitment contracts as follows:

	Amount		Average Price	Final Delivery Date

Forward purchase contracts
Corn	9,887,024	Bu	$3.36	December 2009
Soybeans	301,403	Bu	9.71	January 2009
Natural gas	375,251	Dth	7.36	March 2008

Forward sales contracts
Ethanol	11,177,501	Gal	1.84	June 2008
Distillers grains	29,492	Ton	105.69	August 2008
Soybeans	350,037	Bu	10.38	March 2008

The company has issued an unsecured letter of credit as security of certain debt in the amount of $355,555 which expires October 2008. There is no amount drawn against this letter of credit as of December 31, 2007.

BIG RIVER RESOURCES GALVA, LLC

Project Construction

The total cost of the project, including construction of the ethanol plant, working capital and start-up expenses, is expected to approximate $187,600,000. In August 2007, the company executed a lump sum design-build contract with a contractor, a party related through common ownership, to design and build the ethanol plant to be located near Galva, Illinois at a total contract price of approximately $118,462,000. As part of the contract, the company paid a mobilization fee of $8,000,000, subject to retainage. Monthly applications will be submitted for work performed in the previous period. Final payment will be due when final completion has been achieved.

BIG RIVER RESOURCES, LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2007 and 2006

NOTE I: COMMITMENTS AND CONTINGENCIES (continued)

The design-build agreement includes a provision whereby the general contractor receives an early completion bonus of $10,000 per day for each day the construction is complete prior to 545 days from the date construction began. However, the total amount paid for the early completion bonus shall not exceed $1,000,000. The contract may be terminated by the company upon a ten day written notice subject to payment for work completed, termination fees, and any applicable costs and retainage. As of December 31, 2007, the company has incurred approximately $17,490,000 for these services with approximately $8,540,000 included in construction payable.

Construction Contracts

In December 2006, the company entered into an agreement with an affiliate of the general contractor, a related party through common ownership, for Phase I and Phase II engineering services for a fee of $92,500, which shall be included in and credited to the design-build agreement’s contract price. In addition to this fee, the company will reimburse the contractor for agreed upon subcontractors’ fees and other reimbursable expenses. Either party may terminate this agreement upon twenty days written notice if the non-terminating party has defaulted through no fault of the terminating party or if the company abandons development of the plant. In such event, the company would be obligated for any services rendered and any reimbursable expenses. As of December 31, 2007, the company has incurred approximately $74,000 under this agreement.

In July 2007, the company entered into an agreement with an unrelated party, for phase I dirt work for an original contract price of approximately $3,486,000. As a result of approved change orders, the contract price has decreased by approximately $699,000, resulting in a current contract price of approximately $2,787,000. The company may terminate the contract upon 3 days written notice to the contractor. In such event, the company would owe the contractor any fees incurred prior to the termination, plus actual direct costs resulting from the termination. As of December 31, 2007, the company has incurred approximately $2,554,000 under this agreement, with approximately $927,000 included in construction payable.

In August 2007, the company entered into an agreement with an unrelated party for the design, fabrication, furnishing and construction of a complete drilled caisson system to support the concrete dried distillers grains storage. The fee for these services is a lump sum price of $528,400. Services are expected to commence as soon as weather permits.

BIG RIVER RESOURCES, LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2007 and 2006

NOTE I: COMMITMENTS AND CONTINGENCIES (continued)

In September 2007, the company entered into an agreement with an unrelated party for the installation of stone columns for deep soil stabilization. The original fee for these services was a lump sum price of approximately $552,100. As a result of approved change orders, the contract price has increased by approximately $193,700, resulting in a current contract price of approximately $745,800. As of December 31, 2007, the company has incurred approximately $533,500 with approximately $26,700 included in construction payable.

Property Contract

In July 2006, the company entered into an option to purchase approximately 198 acres in Henry County, Illinois, and related buildings, equipment and other assets for a purchase price of $6,985,000. The company paid a non-refundable option deposit of $69,850, which was applied to the purchase price of the property. The company had the option to extend the option period on a monthly basis by providing a written notice and payment of an additional $30,000 per month. The company extended the option period through December 31, 2006 and paid an additional $150,000, all of which was applied toward the purchase price of the property. In January 2007, the company exercised the option and closed on the purchase of the property and paid a total of $6,985,000, including application of all previous payments.

Development Agreement

In October 2006, the company entered into a development agreement with the City of Kewanee for the extension of the Enterprise Zone, pending approval from the state of Illinois, to include land east of Galva upon which the company intends to construct the ethanol facility. Management anticipates obtaining the approval from the State of Illinois in 2008, however, the State of Illinois is under no obligation to approve the extension. The company will be obligated to compensate the City of Kewanee an amount equal to 20% of the gross value of any retailer’s occupation tax exemption for which the company is eligible. Based on construction cost estimates at the time of execution of the agreement, an amount of $300,000 is estimated to be payable within three months after the completion of construction. In addition, the company is obligated to pay an amount equal to 20% of the gross value of the state use tax exemption that results from the purchase of any utility product, commodity or resource that such tax may be exempted from under the regulations of the enterprise zone before an extension and as it may be amended. Based on the estimated usage of natural gas at the time of execution of the agreement, an amount of $160,000 per year is estimated to be payable in quarterly installments, with the initial payment being due within three months of the start of operations. The term of the agreement commenced on the date of execution and shall expire December 31, 2017.

BIG RIVER RESOURCES, LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2007 and 2006

NOTE I: COMMITMENTS AND CONTINGENCIES (continued)

BIG RIVER RESOURCES GRINNELL, LLC

Going concern

Site work commenced on December 1, 2006, however due to pending litigation relating to zoning issues at the facility, the company’s debt financing has been delayed. As a result, no date has been set to mobilize the design-builder, to start the next phase of construction for the facility. A majority of the contested issues were favorably decided for the company on summary judgment, with the company prevailing on the remaining issues at trial in September 2007. The plaintiff requested a reconsideration of the decision which was subsequently denied. The plaintiff has filed a Notice of Appeal.

Because it is unclear whether the company will be successful in resolving the lawsuits, there is uncertainty about the company’s ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary should the company be unsuccessful in its efforts to continue as a going concern.

Project Construction

The total cost of the project, including the construction of the ethanol plant and start-up expenses, is expected to approximate $172,000,000. The company obtained a build slot under a master design-build agreement with a general contractor through US BioEnergy Corporation, a member of the company. The cost to design and build the ethanol plant under the current design-build agreement is approximately $123,000,000, however, the design-builder may require an amendment to the contracted price, should the company continue with the construction of the ethanol facility.

Construction Contracts

In July 2006, the company entered into an agreement with an unrelated party for construction of water wells for the proposed ethanol plant. The cost of these wells was estimated to be $1,563,960. In August 2006, the company made a deposit of $300,000 for three wells to be constructed. As of December 31, 2007, only one well was completed and $100,000 of the original deposit was applied toward the fees. The terms of the agreement indicate that in the event of a plant cancellation due to legal reasons, there would be a refund of any deposit remaining. Because of the uncertainty of the project, an amount of $200,000 has been recorded in accounts receivable.

BIG RIVER RESOURCES, LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2007 and 2006

NOTE I: COMMITMENTS AND CONTINGENCIES (continued)

In November 2006, the company entered into an agreement with an unrelated party to construct new electric facilities and to remove other electric facilities located on the proposed ethanol plant property. The estimated price for these services is $677,220. The company was required to pay 50% of the estimated amount within 45 days of execution of the agreement and will pay the remaining 50% of the estimated amount at least 30 days prior to commencement of the work. Within 90 days of completion of the work, the actual costs will be reconciled against the amount paid, and either a refund or an additional invoice will be issued to the company. Either party may terminate the agreement upon the prior written agreement of both parties. As of December 31, 2007, the company has incurred approximately $111,300 under this contract.

Development Agreement

In December 2006, the company entered into a private development agreement with Poweshiek County, Iowa and the City of Grinnell, whereas the parties intend to enter into a contract under the High Quality Jobs Creation Act, but desire to provide for additional consideration between themselves. The company agreed to pay one-half of the remaining cost after application of all grant funds for construction of turn lanes. The company agrees to make annual payments to the City of Grinnell based on the following schedule, which may be extended as a result of unavoidable delays as defined under the agreement:

$60,000 from year 2010 – 2014
$65,000 from year 2015 – 2019
$70,000 from year 2020 – 2024
$75,000 from year 2025 – 2029

The County of Poweshiek agrees to provide an exemption from taxation to the company for the years 2010 through 2030 or until the aggregate amount of exempted taxes equals $12,000,000. The exemption does not include taxation from debt service or for the physical plant and equipment levy of the schools. In addition, the County of Poweshiek and the company will share equally in the cost of the construction of certain roadway leading onto the property where the ethanol facility will be located.

Buy-sell Provision

On February 1, 2007, The company and US BioEnergy Corporation (US BioEnergy) entered into an Operating agreement related to Grinnell. The operating agreement contained terms and conditions related to the operation and governance of the company. The company and US BioEnergy each own 50% of Grinnell.

In the event of a change in control of a member of Grinnell, as defined in the operating agreement, the other member shall have the right to either purchase the units held by the changed member or to sell the units held by the other member.

BIG RIVER RESOURCES, LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2007 and 2006

NOTE I: COMMITMENTS AND CONTINGENCIES (continued)

On November 29, 2007, VeraSun Energy Corporation, Host Acquisition Corporation, a direct, wholly owned subsidiary of VeraSun, and US BioEnergy entered into an Agreement and Plan of Merger whereby Host Acquisition Corporation will merge with and into US BioEnergy, with US BioEnergy continuing as the surviving corporation following the merger.

The merger is subject to a number of closing conditions, including the approval of the merger by the shareholders of US BioEnergy, the approval of the issuance of VeraSun Common Stock in the merger by the shareholders of VeraSun and clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

BIG RIVER RESOURCES QUINCY, LLC

Assignment of Construction Time Slot

In December 2006, the company entered into an agreement to assign its rights to a construction build-date to an unrelated entity in exchange for $12 million which was to be paid in cash of $2 million in December 2006, $4 million in February 2007 and $6 million on the earlier of April 1, 2007 or the receipt by the purchaser of project financing proceeds. The company received $2,000,000 as of December 31, 2006. If the purchaser and the design builder failed to enter into a design-build agreement, the company was required to refund $1,500,000. This amount was recorded as deferred revenue as of December 31, 2006. The company recognized other income of $500,000 in 2006 for the amount that was not refundable.

The company received $12 million under the agreement as of December 31, 2007. Other income of $8,843,846 was recognized for the year ended December 31, 2007, which represents the amount that is not refundable under the agreement. In February 2007, the company entered into a non-interest bearing contingent promissory note with the assignee whereby the company agrees to reimburse assignee at the rate of $20,000 per day up to $1,000,000 if substantial completion under the design-build agreement does not occur before November 25, 2008. The contractor has agreed to reimburse the company for one-half of any amount owed under the contingent promissory note agreement. The potential obligation under the promissory note of $500,000 is recorded as deferred revenue on the balance sheet as of December 31, 2007.